THE SOMERSET GROUP, INC.     CONDENSED CONSOLIDATED BALANCE SHEET

                                                      June 30,     December 31,
ASSETS                                                  2000           1999
Current assets                                       (Unaudited)
     Cash and cash equivalents                        $1,609,000    $1,043,000
     Trade accounts, notes and other receivables
          less allowance for doubtful accounts         2,816,000     2,539,000
     Prepaid expenses                                    398,000        93,000
     Refundable income taxes                                   0        14,000
                                                       ---------     ---------
               Total current assets                    4,823,000     3,689,000
Investments
     First Indiana Corporation (Fair values of
          $54,825,000 and $59,997,000)                40,529,000    39,010,000
     Paradym Technical Enterprises, Inc.                 255,000             0
                                                      ----------    ----------
                                                      40,784,000    39,010,000

Office furniture and equipment                         1,835,000     2,000,000
     Less accumulated depreciation                     1,033,000     1,039,000
                                                       ---------     ---------
                                                         802,000       961,000
Other assets
     Goodwill, net of accumulated amortization         3,057,000     3,152,000
     Note receivable                                     148,000             0
     Other                                               500,000       497,000
                                                       ---------     ---------
                                                       3,705,000     3,649,000

                  Total Assets                       $50,114,000   $47,309,000
                                                      ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Trade accounts payable                             $187,000      $238,000
     Accrued compensation                                303,000       498,000
     Taxes, other than income taxes                       60,000        82,000
     Income taxes                                        333,000             0
     Other accrued expenses                               89,000        67,000
                                                         -------       -------
               Total current liabilities                 972,000       885,000

Deferred income taxes                                 10,645,000    10,053,000
Shareholders' equity
     Common stock without par value, stated value $.64,
          authorized 4,000,000 shares; issued and
          outstanding 2,909,214 shares                 1,862,000     1,862,000
     Capital in excess of stated value                 3,528,000     3,560,000
     Retained earnings                                34,837,000    32,792,000
                                                      ----------    ----------
                                                      40,227,000    38,214,000
     Less 98,857 and 105,312 shares, at cost          (1,730,000)   (1,843,000)
                                                      ----------    ----------
               Total shareholders' equity             38,497,000    36,371,000

Total Liabilities and Shareholders' Equity           $50,114,000   $47,309,000
                                                      ==========    ==========

See accompanying Notes to Condensed Consolidated Financial Statements.


                                               -3-